Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2021-USNCH[] Registration Statement Nos. 333-224495; 333-224495-03 Dated April 4, 2021; Filed pursuant to Rule 433

Trigger PLUS Based on a Basket of Two Underliers Due June      , 2027
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Basket:	The EURO STOXX 50® Index (ticker symbol: “SX5E”) and the S&P 500® Index (ticker symbol: “SPX”) (equally weighted)
Stated principal amount:	$10 per security
Pricing date:	May 14, 2021
Issue date:	May 19, 2021
Valuation date:	May 28, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	June 3, 2027
Payment at maturity1:

For each $10.00 stated principal amount security you hold at maturity:

▪

If the final basket level is greater than the initial basket level:
$10.00 + the leveraged return amount

▪

If the final basket level is less than or equal to the initial basket level but greater than or equal to the trigger level: $10.00

▪

If the final basket level is less than the trigger level:
$10.00 + ($10.00 × the basket return)

If the final basket level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $7.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial basket level:	100
Final basket level:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Initial component level:	For each basket component, its closing level on the pricing date
Component return:	For each basket component: (final component level – initial component level) / initial component level
Final component level:	For each basket component, its closing level on the valuation date.

Basket return:	(i) The final basket level minus the initial basket level, divided by (ii) the initial basket level
Leveraged return amount:	$10.00 x the basket return x the leverage factor
Leverage factor:	152%
Trigger level:	75, 75.00% of the initial basket level
CUSIP/ISIN:	17329D471 / US17329D4714
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010321006243/ dp150129_424b2-us2143199.htm

Hypothetical Payout at Maturity[1]
Change in Basket	Return on Securities
+50.00%	76.00%
+40.00%	60.80%
+30.00%	45.60%
+20.00%	30.40%
+10.00%	15.20%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-25.00%	0.00%
-26.00%	-26.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $9.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-224495 and 333-224495-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Basket

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose some or all of your investment.
•	The trigger feature of the securities exposes you to particular risks.
•	The securities do not pay interest.
•	Investing in the securities is not equivalent to investing in the basket components or the stocks that constitute the basket components.
•	Your payment at maturity depends on the closing levels of the basket components on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The basket components may offset each other.
•	The basket components may be highly correlated in decline.
•	The EURO STOXX 50® Index is subject to risks associated with non-U.S. markets.
•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Changes made by the sponsor of a basket component may affect the basket component.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the basket or the basket components.
•	The level of a basket component may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.